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                                                            EXHIBIT 99.(A)(5)(V)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock (as defined herein). The Offer (as defined herein) is made solely by the Offer to Purchase, dated April 9, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of shares of Common Stock. The Offeror (as defined herein) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer, the Offeror will make a good faith effort to comply with such statute. If, after such good faith effort, the Offeror cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares of Common Stock in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    Up to 15,002,909 Shares of Common Stock
                                      of
                            RARE MEDIUM GROUP, INC.
                                      at
                              $0.28 Net Per Share
                                      by
                            AP/RM ACQUISITION, LLC

   AP/RM Acquisition, LLC, a Delaware limited liability company ("AP/RM Acquisition"), is offering to purchase up to 15,002,909 of the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Rare Medium Group, Inc. ("Rare Medium") at a price of $0.28 per share of Common Stock, net to the seller in cash (such amount or any greater amount per share of Common Stock paid in the offer being referred to as the "Offer Price"), without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal (the "Letter of Transmittal") (which, as each may be amended and supplemented from time to time, together constitute the "Offer"). The Offer is being made pursuant to a stipulation of settlement relating to the putative class action suit, In re Rare Medium Group, Inc. Shareholders Litigation, C.A. No. 18879-NC, brought by holders of Rare Medium's common stock challenging Rare Medium's previously proposed plan of merger with Motient Corporation, which has been terminated (the "Settlement Agreement"). Rare Medium, the members of its board of directors, Apollo Investment Fund IV, L.P. ("Apollo Fund IV"), Apollo Overseas Management IV, L.P., AIF IV/RRRR LLC (collectively, the "Apollo Stockholders") and certain of their affiliates, and Motient Corporation and a subsidiary thereof were named as defendants in the litigation. The Offer is intended to provide additional liquidity for Rare Medium's common stockholders and, thereby, provide near-term support for the market price of the Common Stock in light of Rare Medium's recent announcement of a one for ten reverse stock split.

   For the purposes of the Offer, AP/RM Acquisition is referred to as the "Offeror." AP/RM Acquisition was recently formed for the purpose of investing in Rare Medium and, to date, has engaged in no other activities other than those incidental to the Offer. The membership interests of AP/RM Acquisition are owned by Apollo Fund IV, a private investment fund. AP/RM Acquisition is managed by Apollo Management IV, L.P. The Apollo Stockholders currently own approximately 29.9% of the voting power of Rare Medium.

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           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
                 NEW YORK CITY TIME, ON TUESDAY, MAY 7, 2002,
                         UNLESS THE OFFER IS EXTENDED.


   The Offer is not conditioned on the Offeror receiving financing or any minimum number of shares of Common Stock being tendered and not withdrawn. The Offeror is not obligated to buy any shares of Common Stock in the Offer if, among other things, (1) the Investment Agreement dated April 2, 2002 among Rare Medium and the Apollo Stockholders (the "Investment Agreement") is not in full force and effect (other than due to actions by the Apollo Stockholders), (2) a suit, action or proceeding is instituted, pending or threatened, which would challenge or limit the Offeror's ability to consummate the Offer or which challenges the validity or enforceability of certain agreements related to the Offer, including the Investment Agreement, (3) any statute, rule or regulation applicable to the Offer is promulgated, enacted, enforced or issued which would limit the Offeror's ability to consummate the offer, (4) Rare Medium materially breaches the Investment Agreement or, as a result of the inaccuracy of its representations and warranties in the Investment Agreement, a material adverse effect occurs, (5) a general suspension of trading occurs on the Nasdaq National Market for three consecutive days, (6) a banking moratorium or suspension of payments in respect of banks in the United States is declared, or
(7) the Offeror and Rare Medium agree to terminate the Offer. The Offer is also subject to other terms and conditions described in the Offer to Purchase and in the related Letter of Transmittal.

   If more than 15,002,909 shares of Common Stock are validly tendered and not withdrawn at the Expiration Date (as defined herein), the Offeror will purchase shares on a pro rata basis from all tendering stockholders of Common Stock. In the event that proration of tendered shares of Common Stock is required, the Offeror will determine the appropriate proration factor as soon as practicable following the Expiration Date. "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, May 7, 2002, unless and until the Offeror, in its sole discretion, has extended the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as extended by the Offeror, will expire. Proration for each stockholder tendering shares of Common Stock will be based on the ratio of the number of shares of Common Stock the Offeror is offering to purchase to the total number of shares of Common Stock properly tendered and not withdrawn by all stockholders (with adjustments to avoid purchases of fractional shares). Because of the difficulty in determining the number of shares of Common Stock properly tendered (including shares of Common Stock tendered by guaranteed delivery procedures described in "Section 3--Procedures for Tendering Shares of Common Stock" of the Offer to Purchase) and not withdrawn, the Offeror does not expect that it will be able to announce the final proration factor or commence payment for any shares of Common Stock purchased pursuant to the Offer until approximately four business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and from their brokers. In the event of any proration, the Depositary will select certain identifiable shares of Common Stock for payment from the total shares of Common Stock properly tendered and not withdrawn by a stockholder in accordance with such stockholder's directions, if any, as set forth in such stockholder's Letter of Transmittal.

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   For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn as, if and when the Offeror gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of its acceptance for payment of such shares of Common Stock pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders whose shares of Common Stock have been accepted for payment. Under no circumstances will interest on the Offer Price for shares of Common Stock be paid by the Offeror, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing such shares of Common Stock or timely confirmation of a book-entry transfer of such shares of Common Stock into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in "Section 2--Acceptance for Payment, Proration and Payment for Shares of Common Stock" and "Section 3--Procedures for Tendering Shares of Common Stock" of the Offer to Purchase, (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (3) all other documents required by the Letter of Transmittal.

   Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), the Offeror has the right in its sole discretion to waive any or all conditions to the Offer and to make any other changes in the terms and conditions of the Offer. Subject to the applicable rules and regulations of the SEC, if, by the Expiration Date, any or all of the conditions to the Offer have not been satisfied, the Offeror has the right (but not the obligation) to (1) terminate the Offer and return all tendered shares of Common Stock to tendering stockholders, (2) waive such unsatisfied conditions and purchase up to 15,002,909 shares of Common Stock validly tendered, or (3) extend the Offer, and, subject to the terms of the Offer (including the rights of stockholders to withdraw their shares of Common Stock), retain the shares of Common Stock which have been tendered, until the termination of the Offer, as extended.

   Subject to the provisions of the applicable rules and regulations of the SEC, the Offeror has the right in its sole discretion, at any time and from time to time, to (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares of Common Stock, by giving oral or written notice of such extension to the Depositary, and (2) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary.

   Any extension will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will have no obligation to publish, advertise or otherwise communicate any such announcement other than issuing a press release or as otherwise may be required by law. During any such extension, all shares of Common Stock previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder|s shares of Common Stock.

   Tenders of shares of Common Stock made pursuant to the Offer are irrevocable, except that shares of Common Stock tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Offeror pursuant to the Offer, may also be withdrawn at any time after June 7, 2002 or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock to be withdrawn, if different from that of the person who tendered such shares of Common Stock. If certificates

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evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on the particular certificates evidencing the shares of Common Stock to be withdrawn must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such shares of Common Stock have been tendered for the account of an Eligible Institution. If shares of Common Stock have been tendered pursuant to the procedure for book-entry transfers as set forth in "Section 3--Procedures for Tendering Shares of Common Stock" of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with such Book-Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding on all parties. None of the Offeror, any of its affiliates or assigns, the Depositary, Innisfree M&A Incorporated, which is acting as the Information Agent for the Offer, Jefferies & Company, Inc., which is acting as Dealer Manager for the Offer, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered shares of Common Stock may not be rescinded without the Offeror's consent. Any shares of Common Stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn shares of Common Stock may be retendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3--Procedures for Tendering Shares of Common Stock" of the Offer to Purchase.

   The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

   Rare Medium has provided AP/RM Acquisition with Rare Medium's stockholder list and security position listing for the purpose of disseminating the Offer to holders of shares of Common Stock. The Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of shares of Common Stock whose names appear on the stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Common Stock.

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   THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Dealer Manager or the Information Agent, and copies will be furnished promptly at the Offeror's expense. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of shares of Common Stock pursuant to the Offer.

                    The Information Agent for the Offer is:

                          Innisfree M&A Incorporated
                       501 Madison Avenue, 20/th Floor /
                           New York, New York 10022

                Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

                     The Dealer Manager for the Offer is:

                           Jefferies & Company, Inc.
                        520 Madison Avenue, 12th Floor
                           New York, New York 10022

                             Call: (212) 284-2112

April 9, 2002

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